WASTE CONNECTIONS ANNOUNCES ACQUISITIONS AND RECEIPT

OF PERMIT FOR LANDFILL IN HARPER COUNTY, KANSAS

FOLSOM, CA, September 6, 2005 - Waste Connections, Inc. (NYSE: WCN) today announced that it has signed or closed acquisitions in the third quarter with total annualized revenue of approximately $32 million, increasing the total amount of acquired annualized revenue year-to-date to almost $50 million. The most significant acquisition, expected to close later in September, is Mountain Jack Environmental Services, the largest privately-held solid waste services company in Idaho and Wyoming. Waste Connections also completed the acquisition of Waste Management, Inc.'s collection operations in Vancouver, Washington.

Ronald J. Mittelstaedt, Chairman and Chief Executive Officer, said, "Our acquisition activity has increased just as we had communicated in July. We are extremely pleased to have entered into an agreement to acquire Mountain Jack, as this acquisition will bring us back into Idaho and will complement our existing presence in Wyoming. Mountain Jack operates seven collection operations and a transfer station with total revenue of approximately $20 million. In Washington, the acquisition from Waste Management strengthens our existing presence in the Vancouver market and expands our partnership with the local municipality. In conjunction with that transaction, the City of Vancouver has agreed to extend our combined collection contract an additional five years to 2013. These acquisitions expand our position in what we believe are the more attractive markets in the Western U.S."

Waste Connections today also announced receipt of the permit from the State of Kansas for the Plumb Thicket landfill located in Harper County. The approximately 960-acre site is expected to provide more than 50 years of disposal capacity for the Greater Wichita and South Central Kansas market. The Company currently expects to complete construction of the landfill and commence operations in early 2006.

Waste Connections, Inc. is an integrated solid waste services company that provides solid waste collection, transfer, disposal and recycling services in mostly secondary markets in the Western and Southern U.S. The Company serves more than one million residential, commercial and industrial customers from a network of operations in 22 states. The Company also provides intermodal services for the movement of containers in the Pacific Northwest. Waste Connections, Inc. was founded in September 1997 and is headquartered in Folsom, California. For more information, visit the Waste Connections web site at www.wasteconnections.com.

Certain statements contained in this press release are forward-looking in nature.  These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or comparable terminology, or by discussions of strategy.  Waste Connections' business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may differ materially from those projected by any forward-looking statements.  Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) Waste Connections may be unable to compete effectively with larger and better capitalized companies and governmental service providers, which may result in reduced volume and revenues and lower profits; (2) increases in Waste Connections' insurance costs and the amount that it self-insures for various risks could reduce its operating margins and reported earnings; (3) further increases in the price of fuel may adversely affect Waste Connections' business and earnings; (4) increases in labor and disposal and related transportation costs could reduce Waste Connections' operating margins; (5) Waste Connections may lose contracts through competitive bidding, early termination or governmental action, which would cause its volumes and revenues to decline; (6) Waste Connections' acquisitions may not be successful, resulting in changes in strategy, operating losses or a loss on sale of the business acquired; (7) Waste Connections' growth and future financial performance depend significantly on its ability to integrate acquired businesses into its organization and operations; (8) the geographic concentration of Waste Connections' business makes its pricing growth and operating results vulnerable to economic and seasonal factors affecting the regions in which it operates; (9) Waste Connections volume growth may be limited by the inability to renew landfill operating permits, obtain new landfills and expand existing ones; (10) extensive regulations that govern the design, operation and closure of landfills may restrict Waste Connections' landfill operations or increase its costs of operating landfills; (11) extensive and evolving environmental laws and regulations may restrict Waste Connections' operations and growth and increase its costs; and (12) Waste Connections may be subject in the normal course of business to judicial and administrative proceedings that could interrupt its operations, require expensive remediation and create negative publicity.  These risks and uncertainties, as well as others, are discussed in greater detail in Waste Connections' filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K.  There may be additional risks of which Waste Connections is not presently aware or that it currently believes are immaterial which could have an adverse impact on its business.  Waste Connections makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

CONTACT:

Waste Connections, Inc.

Worthing Jackman, (916) 608-8266

worthingj@wasteconnections.com